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                                                                   EXHIBIT 10.5


                      THE SEALY CORPORATION BONUS PROGRAM
                      -----------------------------------


1. PURPOSE. The Sealy Corporation Bonus Program is intended to attract and retain employees in key positions of Sealy Corporation and selected subsidiaries (the "Company"), to motivate participants toward achieving the Company's objectives and to reward participants for their contributions to the success of the Company.

2. ADMINISTRATION. The Program is administered by the Board of Directors of the Company. The Board may delegate any of its rights and duties under the Program to the Human Resources Committee or an officer of the Company. The Board establishes administrative rules, determines employee eligibility, establishes the awards to be made under the Program and their terms and conditions. The Board shall construe and interpret the Program and its determinations shall be final and binding upon all Program participants.

3. PARTICIPATION. Participants in the Program are selected during each fiscal year by the Board from exempt salaried employees. Participants are assigned to a bonus group at the sole discretion of the Board, with groupings generally as follows:

         Group 5:          Senior Company Executives

         Group 4:          Division Presidents, Corporate and Regional Vice
                           Presidents

         Group 3:          Middle Management including Plant Managers

         Group 2: Plant Controllers, Office Managers, Supervisors and Senior Professionals

         Group 1:          Selected exempt employees

         Non-exempt employees (eligible for overtime) and participants in the Sealy Corporation sales Management Bonus Program shall not participate in the Bonus Program. Participation in the Program in one year does not establish an employment relationship for a fixed duration and does not confer the right to continue in the employ of the Company or to participate in the Program or any similar program in any subsequent year. Participants may be added or have their bonus group changed during a fiscal year on a pro-rated basis at the discretion of the Board.

4. AMOUNT OF AWARD. Bonus awards under the Program are based on the degree to which the financial performance of the Company, its operating plants, regions and selected subsidiaries meet the goals established for each fiscal year.
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         Individual awards under the Program are based on the performance of the business segment (i.e., Company, division, plant and/or region) to which such participant is assigned. The percentage of salary used in the bonus award calculation for each Group increases from zero to a stated maximum as performance exceeds the minimum goal according to the following Schedule of Bonus Awards:

    GROUP         MINIMUM            TARGET            MAXIMUM
    -----         -------            ------            -------

     1              0%                 5%               10%

     2              0%                10%               20%

     3              0%                15%               30%

     4              0%                20%               40%

     5             (As determined by the Board for each participant)

         Subject to section 5 below, bonus awards will be calculated as a percentage of a participant's weighted average annual rate of base salary in effect for the fiscal year for which a bonus is payable.

5. SPECIAL CIRCUMSTANCES. A participant's bonus award will be prorated based upon the number of days of active employment during the fiscal year under any of the following circumstances occurring during the fiscal year:

         a) the participant is hired or rehired after the beginning of the fiscal year;

         b) the participant terminates employment by reason of (1) death, (2) long term disability, or (3) retirement (after attainment of age 65 or attainment of age 62 with 10 or more years of service); or

         c) the participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more.

         A participant who is transferred or promoted during the fiscal year will receive a prorated bonus based upon the number of days worked at each location/segment and/or in each bonus classification group.
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6. GOALS.  The bonus targets for the participating segments will be based on corporate cash requirements, budgets and expected results. The Targets are defined in dollars as follows:

              MAXIMUM is the dollar value assigned to each segment that
                      provides a bonus payout of two times the target goal.

              TARGET is the dollar value assigned to each segment that provides a bonus payout at target.

              MINIMUM is the dollar value assigned to each segment that must be achieved prior to any bonus payout.

         Segments will be measured on one or more Operating Cash Flow (OCF) goals (i.e., either 100% Corporate or 50% Segment and 50% Corporate) or Aggregate Income from Plant Operations (IPO/A). These goal measurements include:

         a)   Operating Cash Flow (OCF) which equals:

              Income from Plant Operations (IPO)
              Plus Depreciation
              Minus Business or Corporate General and Administrative Expenses
                (if applicable)
              Plus or minus other Income and Expenses

         b)   Plant Operating Cash Flow/Capital Charge (OCF/C) which equals:

              Income from Plant Operations
              Plus Depreciation
              Minus Business General and Administrative Expenses (if applicable) Minus Working Capital Charge (1.5% per month of working capital
                 -- i.e., Accounts Receivable plus Inventory minus Accounts Payable, used during the course of the year)
              Plus or minus other Income and Expenses

         c) Aggregate Income from Plant Operations (IPO/A) which is defined as aggregate income from plant operations attributed to certain customers. The Aggregate IPO for any customer is based on the products sold to those accounts, the gross profit margin of the products sold from the plants where they were produced and the fully apportioned selling, administrative and overhead expenses associated with the accounts

         d)   Other Targets as determined by the Board
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   The following table describes the segment percentage and measurement (before taking into account the application of any other targets described in (d) above):

                  Percent of    Target       Percent of         Target
  Segment          Segment     Measure      Corporation         Measure
------------     ----------    -------      -----------        ---------
Sealy, Inc.                                     100%              OCF

USA Bedding         50%          OCF/C           50%              OCF

National            50%          IPO/A           50%              OCF
Accounts

Contract            50%          IPO/A           50%              OCF

Regions             50%          OCF/C           50%              OCF

Sealy and           50%          OCF/C           50%              OCF
S&F Plants

Canada              50%          OCF/C           50%              OCF

Components          50%          OCF/C           50%              OCF

Upholstery          50%          OCF/C           50%              OCF

Woodstuff           50%          OCF/C           50%              OCF

Other                      (As determined by the Board)

7. ELIGIBILITY AND METHOD OF PAYMENT OF AWARD. A participant must be employed by the Company on November 30 of the fiscal year for which a bonus is payable, to be eligible to receive a bonus award for such fiscal year, unless employment is terminated by reason set forth in Section 5(b). All such bonus awards shall be paid in a single cash lump sum, less applicable withholding, on the January 31 immediately succeeding the end of such fiscal year, or, if later, promptly after the completion of the audit of the Company's financial statements.

8. AMENDMENT AND TERMINATION The Board may amend, terminate or otherwise modify the Program at any time.